Exhibit 3.6

CHEVRONTEXACO CAPITAL COMPANY

SHAREHOLDER’S RESOLUTION

BE IT RESOLVED as a Special Resolution of the Company that the name of the Company be, with the approval of the Registrar of Joint Stock Companies, changed from

CHEVRONTEXACO CAPITAL COMPANY

to

CHEVRON CANADA FUNDING COMPANY

effective immediately following approval thereof by the Registrar of Joint Stock Companies and that application be made to the Registrar of Joint Stock Companies to enter the said new name on the register of companies in the place of the present name of the Company.

* * * * * * * * * * * * * * * * * * * * * * * * * *

CERTIFICATE

I hereby certify that the foregoing Resolution is a true copy of a Special Resolution duly passed by being signed by all of the shareholders of the Company who would be entitled to vote on the Resolution at a meeting, all ill accordance with the provisions of sub-section (1) of Section 92 of the Companies Act of Nova Scotia, and that the Resolution is a Special Resolution in accordance with the Companies Act of Nova Scotia.

WITNESS my hand and seal of the Company this 19th day of December, 2006.

CHEVRONTEXACO CAPITAL COMPANY

/s/ S.M. deLeeuw
Name: S.M. deLeeuw
Position: Assistant Secretary